Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE ANNOUNCES SUBMISSION OF MAA FOR PIRFENIDONE FOR THE

TREATMENT OF PATIENTS WITH IPF

BRISBANE, California, March 2, 2010 – InterMune, Inc. (NASDAQ: ITMN) today announced that it has submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) seeking approval to market pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis (IPF) in the European Union (EU). Currently, there are no EMA-approved treatments for IPF in the EU.

“IPF is a debilitating and universally fatal disease that affects as many Europeans as Americans,” said Dan Welch, Chairman, Chief Executive Officer and President of InterMune. “Today’s MAA submission marks an important first step toward making the first IPF treatment available to patients in Europe. It also represents an important milestone for InterMune, demonstrating our commitment to developing and commercializing new treatments for unmet medical needs, including advancing care for patients with this devastating disease.”

InterMune currently expects the validation process by the EMA to be completed by late March. Validation of the MAA indicates that InterMune’s application is complete and that the review process has begun.

Pirfenidone has been granted Orphan Drug designation in Europe. If approved by the EMA, InterMune currently plans to commercialize pirfenidone independently in Europe and is prepared to expand its commercial infrastructure to support European marketing efforts. Given the significant unmet medical need, the approval of pirfenidone in Europe would represent a second and important value-creation opportunity to that represented by the U.S. market.

U.S. Regulatory Status

The MAA is the second major regulatory filing by InterMune to seek approval to market pirfenidone for the treatment of patients with IPF. The New Drug Application (NDA) for pirfenidone was filed by InterMune in the United States in early November 2009. The U.S. Food and Drug Administration’s (FDA) Pulmonary-Allergy Drugs Advisory Committee (PADAC) is scheduled to discuss the company’s NDA for pirfenidone on March 9, 2010. Based on the Prescription Drug User Fee Act (PDUFA), the FDA has set an action date for the NDA of May 4, 2010.

On January 4, 2010, InterMune announced that the FDA granted Priority Review designation for its New Drug Application (NDA) for pirfenidone for the treatment of IPF. Priority Review designation may be granted by the FDA to an NDA for drugs that have the potential to offer major advances in treatment, or provide a treatment where no adequate therapy exists.

About Pirfenidone

Preclinical and in-vitro evidence has shown that pirfenidone has both anti-fibrotic and anti-inflammatory effects. In February 2009, InterMune announced the results of the company’s two global Phase 3 clinical trials evaluating pirfenidone for the treatment of IPF, known as the CAPACITY trials. InterMune believes that these data support the safety and efficacy of pirfenidone in IPF patients on a number of clinical measures. Prior to the CAPACITY results, data had previously been presented from another Phase 3 study and three Phase 2 clinical trials in more than 400 patients which suggested that pirfenidone may positively affect lung function and disease progression in patients with IPF. In those clinical studies, pirfenidone was safe and generally well tolerated, with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms. In October of 2008, pirfenidone was approved for use in IPF patients in Japan and is marketed as Pirespa® by Shionogi & Co. Ltd. in that country.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a disabling and ultimately fatal disease that affects approximately 200,000 people in Europe and the United States combined, with approximately 30,000 new cases reported per year in each region.

IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough and is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, with a median age of 63 years and the disease tends to affect slightly more men than women. There are no medicines approved in Europe and the United States for the treatment of IPF.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) has been accepted for Priority Review by the FDA. The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, which reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated regulatory timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy analyses and safety results the company has submitted in support of its NDA and MAA filings. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail in the risk factors attached as Exhibit 99.3 to InterMune’s Form 8-K filed with the SEC on January 20, 2010, and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 8-K and InterMune’s other periodic reports filed with the SEC. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.

SOURCE InterMune, Inc.

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